Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 34.4% INCREASE IN FOURTH-QUARTER

EARNINGS PER DILUTED SHARE TO $0.43 ON 28.8% GROWTH IN REVENUE

Raises Earnings Guidance for 2005 to $2.03 to $2.08

THOMASVILLE, N.C. (January 27, 2005) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced record financial results for the fourth quarter and year ended December 31, 2004. For the quarter, revenue from operations increased 28.8% to $224,036,000 from $173,976,000 for the fourth quarter of 2003. Net income rose 37.2% to $10,604,000 for the fourth quarter of 2004 from $7,728,000 for the fourth quarter of 2003, while earnings per diluted share increased to $0.43, up 34.4% from $0.32. Old Dominion’s operating ratio improved to 91.4% for the latest quarter from 92.2% for the fourth quarter of 2003. The Company’s results for the fourth quarter of 2004 reflect an unfavorable jury verdict against the Company in a personal injury case that negatively impacted net income by $0.03 per share. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in May 2004.

Revenue from operations for 2004 increased 23.4% to $824,051,000 from $667,531,000 for 2003. Net income increased 41.3% to $38,992,000 from $27,600,000, and earnings per diluted share increased 39.1% to $1.60 from $1.15. The Company’s operating ratio improved to 91.4% for 2004 from 92.3% for 2003.

Commenting on the announcement, Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, said, “Our financial and operating results for the fourth quarter and full-year 2004 demonstrate the significant momentum we have developed as one of the country’s leading providers of less-than-truckload multi-regional and inter-regional transportation services. Our fourth quarter represented our third consecutive quarter of comparable-quarter revenue growth in excess of 20%, enabling the Company to increase revenue for the full year at a rate above 20%. In addition, due to increased operating leverage and efficiencies, our fourth quarter also represented our 13th consecutive quarter of improvement in our operating ratio and growth in net income above 30%, both on a comparable-quarter basis.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Fourth-Quarter Earnings

January 27, 2005

“For the latest quarter, our top-line growth resulted from double-digit increases of 16.4% and 12.8% in LTL tons and LTL shipments, respectively, as well as a 5.5% increase in LTL revenue per LTL hundredweight, excluding fuel surcharge revenue. This pricing improvement, combined with a 3.2% increase in LTL weight per LTL shipment, drove an 8.8% increase in LTL revenue per LTL shipment, excluding fuel surcharge revenue.

“Consistent with our primary growth strategy, the majority of our revenue growth came from within our existing service center network, contributing to our improved operating ratio for the quarter. In addition, our results reflect the opening of two new service centers during the fourth quarter in Modesto, California and Winchester, Virginia. For full-year 2004, we opened a total of 12 service centers, giving us 138 in 40 states at year-end compared with 126 in 38 states at the end of 2003. We also initiated full-state coverage in two new states during the year, ending 2004 with full-state coverage in 29 states.

“We continued this expansion momentum in early 2005 with the announcement and subsequent closing of the selected asset purchase of Wichita Southeast Kansas Transit (“WSKT”) earlier this month. Through this acquisition, we have expanded our service center network to 149 locations in 41 states and initiated full-state coverage in two additional states, giving us 31 states in which we now provide this service. WSKT produced revenues of approximately $68 million for the 12 months ended September 30, 2004, and we expect this transaction to be accretive to our financial results for 2005.”

Based on the financial results for the fourth quarter and full-year 2004, the acquisition of WSKT, and Old Dominion’s assessment of current and near term business conditions, the Company today increased its guidance for 2005 earnings per diluted share to a range of $2.03 to $2.08, from the previous range of $1.95 to $2.00. In addition, the Company today established its earnings guidance for the first quarter of 2005 in a range of $0.33 to $0.37, compared with $0.24 for the first quarter of 2004.

Mr. Congdon concluded, “Our earnings guidance for 2005 indicates expected growth that is consistent with our recent trends. While the acquisition of WSKT will contribute to this growth, we base our expectations primarily on our strengthening position as a comprehensive, single-source solution to our clients’ national and international logistics needs. With our efficient, non-union workforce, the infrastructure strengths of our multi-regional and inter-regional service center network, and our consistent high quality service, we represent a unique alternative for a growing number of customers. The combination of this competitive positioning with both a veteran management team and the financial resources to fund our growth strategies supports our confidence in our ability to achieve our objectives for 2005.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through February 27, 2005. A telephonic replay will also be available through February 3, 2005, at 719-457-0820, Confirmation Number 832267.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially

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ODFL Reports Fourth-Quarter Earnings

January 27, 2005

different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) the Company’s compliance with recent legislation requiring companies to evaluate their internal control over financial operations and reporting; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 41 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 31 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2004	2003	Chg.	2004	2003	Chg.
Revenue from operations	$224,036	$173,976	28.8%	$824,051	$667,531	23.4%
Operating income	$19,289	$13,581	42.0%	$70,608	$51,216	37.9%
Operating ratio	91.4%	92.2%		91.4%	92.3%
Net income	$10,604	$7,728	37.2%	$38,992	$27,600	41.3%
Basic earnings per share(1)	$0.43	$0.32	34.4%	$1.60	$1.15	39.1%
Diluted earnings per share(1)	$0.43	$0.32	34.4%	$1.60	$1.15	39.1%
Weighted average shares outstanding(1)
Basic	24,844	24,089	3.1%	24,407	24,067	1.4%
Diluted	24,855	24,110	3.1%	24,423	24,095	1.4%

(1)	Adjusted to reflect a three-for-two stock split effective May 20, 2004.

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ODFL Reports Fourth-Quarter Earnings

January 27, 2005

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Fourth Quarter					Year-To-Date
	2004		2003		%Chg.	2004		2003		%Chg.
Revenue	$224,036	100.0%	$173,976	100.0%	28.8%	$824,051	100.0%	$667,531	100.0%	23.4%

Operating expenses:
Salaries, wages & benefits	124,381	55.5%	104,694	60.2%	18.8%	468,775	56.9%	396,521	59.4%	18.2%
Operating supplies & expenses	30,486	13.6%	18,533	10.7%	64.5%	100,660	12.2%	72,084	10.8%	39.6%
General supplies & expenses	6,924	3.1%	5,953	3.4%	16.3%	27,450	3.3%	22,991	3.4%	19.4%
Operating taxes & licenses	8,416	3.8%	7,013	4.0%	20.0%	31,286	3.8%	26,627	4.0%	17.5%
Insurance & claims	7,231	3.2%	4,362	2.5%	65.8%	26,095	3.2%	17,583	2.6%	48.4%
Communications & utilities	3,130	1.4%	2,922	1.7%	7.1%	11,541	1.4%	10,511	1.6%	9.8%
Depreciation & amortization	11,785	5.3%	10,129	5.8%	16.3%	44,823	5.4%	38,210	5.7%	17.3%
Purchased transportation	8,344	3.7%	5,743	3.3%	45.3%	29,443	3.6%	21,389	3.2%	37.7%
Building and office equipment rents	1,923	0.9%	1,936	1.1%	(0.7)%	7,531	0.9%	7,403	1.1%	1.7%
Miscellaneous expenses, net	2,127	0.9%	(890)	(0.5)%	(339.0)%	5,839	0.7%	2,996	0.5%	94.9%

Total operating expenses	204,747	91.4%	160,395	92.2%	27.7%	753,443	91.4%	616,315	92.3%	22.2%

Operating income	19,289	8.6%	13,581	7.8%	42.0%	70,608	8.6%	51,216	7.7%	37.9%

Other deductions:
Interest expense, net	1,220	0.6%	1,583	0.9%	(22.9)%	5,273	0.7%	6,111	0.9%	(13.7)%
Other expense, net	273	0.1%	(453)	(0.3)%	(160.3)%	748	0.1%	(192)	(0.0)%	(489.6)%

Income before income taxes	17,796	7.9%	12,451	7.2%	42.9%	64,587	7.8%	45,297	6.8%	42.6%

Provision for income taxes	7,192	3.2%	4,723	2.8%	52.3%	25,595	3.1%	17,697	2.7%	44.6%

Net income	$10,604	4.7%	$7,728	4.4%	37.2%	$38,992	4.7%	$27,600	4.1%	41.3%

Earnings per share:

Basic	$0.43		$0.32		34.4%	$1.60		$1.15		39.1%
Diluted	$0.43		$0.32		34.4%	$1.60		$1.15		39.1%

Weighted average shares outstanding:

Basic	24,844		24,089		3.1%	24,407		24,067		1.4%
Diluted	24,855		24,110		3.1%	24,423		24,095		1.4%

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ODFL Reports Fourth-Quarter Earnings

January 27, 2005

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year To Date
Operating Statistics	2004	2003	%Chg.	2004	2003	%Chg.
( * In thousands)

Operating ratio	91.4%	92.2%	(0.9)%	91.4%	92.3%	(1.0)%
Intercity miles *	58,806	49,353	19.2%	219,201	189,084	15.9%
LTL tons *	667	573	16.4%	2,577	2,208	16.7%
Total tons *	907	794	14.2%	3,550	3,040	16.8%
LTL shipments *	1,222	1,083	12.8%	4,808	4,274	12.5%
Total shipments *	1,250	1,108	12.8%	4,918	4,366	12.6%
Percent LTL revenue	90.4%	90.9%	(0.6)%	90.6%	91.3%	(0.8)%
Revenue per intercity mile	$3.81	$3.53	7.9%	$3.76	$3.53	6.5%
LTL rev/LTL cwt	$15.19	$13.79	10.2%	$14.49	$13.80	5.0%
LTL rev/LTL cwt less FSC	$13.96	$13.23	5.5%	$13.57	$13.19	2.9%
LTL rev/LTL shp	$165.80	$145.99	13.6%	$155.28	$142.57	8.9%
LTL rev/LTL shp less FSC	$152.40	$140.05	8.8%	$145.47	$136.30	6.7%
LTL weight per LTL shipment	1,092	1,058	3.2%	1,072	1,033	3.8%
Average length of haul	936	929	0.8%	937	926	1.2%

Balance Sheets	Dec 31, 2004	Dec. 31, 2003
(In thousands)

Current assets	$127,171	$101,370
Net property and equipment	363,268	315,768
Other assets	18,928	17,421

Total assets	$509,367	$434,559

Current maturities	$22,030	$22,440
Other current liabilities	76,424	55,892

Total current liabilities	98,454	78,332
Long-term debt	57,424	74,986
Other long-term liabilities	61,961	48,700

Total liabilities	217,839	202,018
Shareholders’ equity	291,528	232,541

Total liabilities & equity	$509,367	$434,559

Notes:	Financial and operating data are unaudited

  LTL is less than 10,000 lbs.

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